                                                                    EXHIBIT 99.1


                              [TESORO LETTERHEAD]



MEDIA RELEASE



FOR IMMEDIATE RELEASE

CONTACT:

         SUSAN PIROTINA, VICE PRESIDENT, COMMUNICATIONS (210) 283-2631



       TESORO TO EXPLORE STRATEGIC OPTIONS FOR MARINE SERVICES OPERATIONS

         SAN ANTONIO -- AUGUST 27, 2001 -- Tesoro Petroleum Corporation (NYSE:TSO) today announced that the Company is investigating various strategic, value-creating opportunities for its Gulf of Mexico-based Marine Services operations.

         "Since we announced that we were going to focus on refining and marketing in 1999, our strategic goal has been to become the premier refining and marketing company in the western United States. While pursuing this goal, we have made significant financial and operational improvements to our Marine Services operations, and therefore believe it is appropriate to evaluate how the company can capitalize on the value of these assets. Our objective is to provide the financial flexibility and operational focus to further expand in the western United States," stated Bruce A. Smith, President, Chairman and CEO.

         Tesoro's Marine Services segment is the premier provider of fuels, lubricants and logistical services to the marine and offshore drilling industry operating in the Gulf of Mexico. Marine Services operates 16 terminals at 12 Gulf of Mexico ports and is headquartered in Houston, Texas. During 2000, this operation generated $13 million in EBITDA and $10 million in operating profit on fuel sales of 170 million gallons.


                                    --MORE--

TESORO 2/2/2/2




         Tesoro has engaged Credit Suisse First Boston to act as its financial advisor in this process.

         Tesoro Petroleum Corporation is an independent refiner and marketer of petroleum products. The Company recently announced that it has reached an agreement to acquire BP's Mandan, North Dakota, and Salt Lake City, Utah, refineries and associated storage, pipeline, distribution and gasoline marketing operations. After closing, the Company will operate five refineries in the western U.S. with a combined capacity of approximately 390,000 barrels per day, making it the second largest independent refiner and marketer in the region. Tesoro's marketing system will include approximately 600 branded retail stations, of which approximately 160 will be company-owned.

         This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain goals and objectives. Factors which may cause actual results to differ from those forward-looking statements include, changes in general economic conditions, disruptions due to equipment interruptions or failure at Company or third-party facilities, and other factors beyond the Company's control. For more information concerning factors that could cause such a difference, see the Company's annual report on Form 10-K and other of the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which the Company becomes aware of, after the date hereof.



                                     --30--